                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
         FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                                 Razorfish, Inc.
-----------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    755236106
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                                   April 30, 1999
-----------------------------------------------------------------------------
             (Date of Event which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[_] Rule 13d-1(c)
[X] Rule 13d-1(d)
----------

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 1 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person (Entities Only)

      Spray Ventures AB

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*              a. [X]
                                                                     b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               15,809,654 (See Note 1 below.)
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                         15,809,654 (See Note 1 below.)

                        -----------------------------------------------------
                  8     Shared Dispositive Power

                        0

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      15,809,654 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*
-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      17.8%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      CO

-----------------------------------------------------------------------------
(1) In February 1999, the board of directors of Spray Ventures AB issued warrants to its shareholders giving each warrant holder the right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. The warrant holders are entitled to exercise the warrants during the period commencing on October 22, 1999 and ending on the day which is 45 days after the underlying Razorfish Class A Common Stock is registered with the Securities and Exchange Commission. If all such warrants were to be exercised in full, the number of shares of Razorfish Class A Common Stock held by Spray Ventures AB would be 12,027,750.

                                  Page 2 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 2 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Spray AB

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      520 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.0%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      CO

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 3 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 3 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Per Bystedt

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      80,664 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.1%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 4 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 4 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Jonas Svensson

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      395,784 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.4%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 5 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 5 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Thomas Randerz

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      180,744 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.2%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 6 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 6 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Johan Ihrfelt

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      421,552 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.5%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 7 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 7 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Jonas Wahlstrom

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      67,656 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.1%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 8 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 8 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Sebastian Knutsson

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      132,960 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.1%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 9 of 16 Pages

                                        13G

CUSIP No.  755236106                                  Page 9 of 9 Cover Pages
-----------------------------------------------------------------------------
1     Name of Reporting Person

      S.S. or I.R.S. Identification No. of Above Person

      Lars T. Andersson

-----------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                a. [X]
                                                                       b. [_]
-----------------------------------------------------------------------------
3     SEC Use Only

-----------------------------------------------------------------------------
4     Citizenship or Place of Organization

      Sweden

-----------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of

   Shares               See Note 1 below.
Beneficially            -----------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting

   Person               -----------------------------------------------------
    With          7     Sole Dispositive Power

                        See Note 1 below.

                        -----------------------------------------------------
                  8     Shared Dispositive Power

-----------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      250,592 shares

-----------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.3%

-----------------------------------------------------------------------------
12    Type of Reporting Person*

      IN

-----------------------------------------------------------------------------

(1) Beneficial ownership of the Reporting Person is pursuant to warrants which give the Reporting Person a right to purchase shares of Razorfish Class A Common Stock held by Spray Ventures AB. Prior to exercise of such warrants and receipt of such shares, no voting or dispositive powers exist for such shares.

                                  Page 10 of 16 Pages

Item 1(a)      Name of Issuer: Razorfish, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:
               107 Grand Street
               New York, NY 10013

Spray Ventures AB provides the following information:

Item 2(a)      Name of Person Filing: Spray Ventures AB

Item 2(b)      Address of Principal Business Office or, if none, Residence:
               Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Spray AB provides the following information:

Item 2(a)      Name of Person Filing: Spray AB

Item 2(b)      Address of Principal Business Office or, if none, Residence:
               Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Per Bystedt provides the following information:

Item 2(a)      Name of Person Filing: Per Bystedt

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Jonas Svensson provides the following information:

Item 2(a)      Name of Person Filing: Jonas Svensson

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Thomas Randerz provides the following information:

Item 2(a)      Name of Person Filing: Thomas Randerz

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Johan Ihrfelt provides the following information:

Item 2(a)      Name of Person Filing: Johan Ihrfelt

                                  Page 11 of 16 Pages

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Jonas Wahlstrom provides the following information:

Item 2(a)      Name of Person Filing: Jonas Wahlstrom

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Sebastian Knutsson provides the following information:

Item 2(a)      Name of Person Filing: Sebastian Knutsson

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

Lars T. Andersson provides the following information:

Item 2(a)      Name of Person Filing: Lars T. Andersson

Item 2(b) Address of Principal Business Office or, if none, Residence: c/o Spray Ventures AB, Nybrogatan 55, Stockholm, Sweden 11485

Item 2(c)      Citizenship: Sweden

---------------

Item 2(d)      Title of Class of Securities: Class A Common Stock

Item 2(e)      CUSIP Number: 755236106.


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

         (a)    [_]   Broker or dealer registered under Section 15 of the
                      Exchange Act;
         (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange
                      Act;
         (c)    [_]   Insurance company as defined in Section 3(a)(19) of
                      the Exchange Act;
         (d)    [_]   Investment company registered under Section 8 of the
                      Investment Company Act;
         (e)    [_]   An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);
         (f)    [_]   An employee benefit plan or endowment fund in
                      accordance with Rule 13d-1(b)(1)(ii)(F);

                                  Page 12 of 16 Pages

         (g)    [_]   A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)    [_]   A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act;
         (i)    [_]   A church plan that is excluded from the definition of
                      an investment company under Section 3(c)(14) of the
                      InvestmentCompany Act;
         (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership

         Spray Ventures AB provides this information on page 1 of 9 cover pages. Spray AB provides this information on page 2 of 9 cover pages. Per Bystedt provides this information on page 3 of 9 cover pages. Jonas Svensson provides this information on page 4 of 9 cover pages. Thomas Randerz provides this information on page 5 of 9 cover pages. Johan Ihrfelt provides this information on page 6 of 9 cover pages. Jonas Wahlstrom provides this information on page 7 of 9 cover pages. Sebastian Knutsson provides this information on page 8 of 9 cover pages. Lars T. Andersson provides this information on page 9 of 9 cover pages.

         The approximate aggregate percentage of shares of Class A Common Stock indicated on the cover page of each Reporting Person is based upon 88,810,054 shares outstanding, which is the total number of shares of Class A Common Stock outstanding as of February 10, 2000 as represented by the Issuer. The number of shares of Class A Common Stock outstanding reflects a 2 for 1 stock split effected by the Issuer as of January 27, 2000.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certifications.

         Not applicable.

                                  Page 13 of 16 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      February 11, 2000

                                          SPRAY VENTURES AB


                                          By: /s/ Per Bystedt
                                             --------------------------------
                                             Name: Per Bystedt
                                             Title: Chief Executive Officer


                                          SPRAY AB


                                          By: /s/ Per Bystedt
                                             --------------------------------
                                             Name: Per Bystedt
                                             Title: Chairman


                                          /s/ Per Bystedt

                                          ----------------------------------
                                                  (Per Bystedt)


                                          /s/ Jonas Svensson

                                          ----------------------------------
                                                  (Jonas Svensson)


                                          /s/ Thomas Randerz

                                          ----------------------------------
                                                  (Thomas Randerz)


                                          /s/ Johan Ihrfelt

                                          ----------------------------------
                                                  (Johan Ihrfelt)


                                          /s/ Jonas Wahlstrom

                                          ----------------------------------
                                                  (Jonas Wahlstrom)


                                          /s/ Sebastian Knutsson

                                          ----------------------------------
                                                  (Sebastian Knutsson)


                                          /s/ Lars T. Andersson
                                          ----------------------------------
                                                  (Lars T. Andersson)
                                  Page 14 of 16 Pages

                                    Exhibit A

                              JOINT FILING AGREEMENT

    The undersigned hereby agree that this statement on Schedule 13G, dated February 11, 2000 and any further amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of February 11, 2000

                                          SPRAY VENTURES AB


                                          By: /s/ Per Bystedt
                                             --------------------------------
                                             Name: Per Bystedt
                                             Title: Chief Executive Officer


                                          SPRAY AB


                                          By: /s/ Per Bystedt
                                             --------------------------------
                                             Name: Per Bystedt
                                             Title: Chairman


                                          /s/ Per Bystedt

                                          ----------------------------------
                                                  (Per Bystedt)


                                          /s/ Jonas Svensson

                                          ----------------------------------
                                                  (Jonas Svensson)


                                          /s/ Thomas Randerz

                                          ----------------------------------
                                                  (Thomas Randerz)


                                          /s/ Johan Ihrfelt

                                          ----------------------------------
                                                  (Johan Ihrfelt)


                                          /s/ Jonas Wahlstrom

                                          ----------------------------------
                                                  (Jonas Wahlstrom)


                                  Page 15 of 16 Pages

                                          /s/ Sebastian Knutsson

                                          ----------------------------------
                                                  (Sebastian Knutsson)


                                          /s/ Lar T. Andersoon
                                          ----------------------------------
                                                  (Lars T. Andersson)



















                                  Page 16 of 16 Pages